February 6, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of Item 4 on Form 8-K for the change in account that occurred on January 31, 2002, which will be filed by our former client, Palladium Communications, Inc. We agree with the statements made in that Item, insofar as they relate to our firm.

Sincerely,



/s/ McCauley, Nicholas and Company, LLC

McCauley, Nicholas and Company, LLC
Jeffersonville, Indiana